Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Agreement is made as of the 1st day of December, 2005, between TTM TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and KENTON K. ALDER (the “Executive”).
Preliminary Statements:
     A. The Executive serves as President and Chief Executive Officer of the Company.
     B. The Company wishes to continue to retain the services of the Executive as President and Chief Executive Officer of the Company, on the terms and subject to the conditions hereinafter set forth.
     C. The Executive is willing to make his services available to the Company, on the terms and subject to the conditions hereinafter set forth.
Agreement:
     NOW THEREFORE, in consideration of (i) the Executive’s employment and continued employment with the Company, (ii) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, and (iii) the Executive’s use of the equipment, supplies, facilities and other resources of the Company and its Subsidiaries and Affiliates, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Interpretation of this Agreement.
          (a) Defined Terms. As used herein, the following terms when used in this Agreement have the meanings set forth below:
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
          “Base Salary” shall have the meaning given to it under §2(b) below.
          “Board” means the Board of Directors of the Company.
          “Cause” means any of the following: (i) the indictment of the Executive or the Executive’s conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude; (ii) the commission by the Executive of any other material act of fraud or intentional dishonesty with respect to the Company or any of its Subsidiaries or Affiliates; (iii) a material breach by the Executive of his fiduciary duties to the Company or any of its Subsidiaries. including the commission by the Executive of an act of fraud or embezzlement against the Company or any of its Subsidiaries or Affiliates; (iv) failure by the Executive to perform in a material manner his properly assigned duties after at least one written warning specifically advising him of such failure and providing him with l0 days to resume performance in accordance with his assigned duties; (v) any breach by the Executive of any of the material terms of (A) this Agreement (including without limitation §§3, 4, 5, 6 or 7 hereof), or (B) any other agreement between the Company and the Executive; (vi) the association, directly or indirectly, of the Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company; (vii) the disclosing or using of any material Company Information at any time by the Executive; or (viii) any material breach of a Company policy. Notwithstanding any provision of this Agreement which may be to the contrary, (x) the Executive will not be deemed to have been terminated for Cause unless and until there is delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive if he is a member of the Board) at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the opinion of the Board the Executive was guilty of conduct set forth above in the preceding sentence and specifying the particulars thereof in reasonable detail and (y) if the Company so requests in the notice referred to in the immediately preceding parenthetical phrase, the Executive shall not enter upon the premises of the Company or any of its Subsidiaries or Affiliates unless and until the Board shall have determined not to terminate the Executive’s employment for Cause (and during such period the Executive shall continue to be entitled to receive his compensation and benefits hereunder).
          “Change in Control” means the consummation of any of the following transactions:
          (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or
          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or
          (iii) any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or
          (iv) the acquisition by any person (or entity), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of Common Stock.
          “Common Stock” means the Company’s authorized common stock, no par value.
          “Company” shall have the meaning given to it in the first sentence of this Agreement.
          “Company Information” means Confidential Information and Trade Secrets.
          “Confidential Information” means confidential data and confidential information relating to the business of the Company or any of its Subsidiaries or Affiliates (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has economic value, actual or potential, to the Company or any of its Subsidiaries or Affiliates and is not generally known to the competitors of the Company or any of its Subsidiaries or Affiliates. Confidential Information does not include any data or information that (i) is publicly disclosed by law or in response to an order of a court of competent jurisdiction or governmental agency, (ii) becomes publicly available through no fault of the Executive, (iii) becomes known to the Executive from a source outside the scope of his employment with the Company and its Subsidiaries not known to the Executive to be bound by a confidentiality agreement with respect to such information or (iv) has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
          “Disability” means the Executive becomes incapacitated due to physical or mental illness and, in the good faith determination of the Board, is unable to perform his assigned duties and responsibilities and such condition continues, or, in the opinion of a physician selected by the Board, is reasonably likely to continue, for six consecutive months or for periods aggregating six months during any twelve-month period.

          “Employment Period” shall have the meaning given to it in §2(a) below.
          “Executive” shall have the meaning given to it in the first sentence of this Agreement.
          “Good Reason” means, without the Executive’s express written consent, (i) a materially adverse alteration in the nature or status of the Executive’s responsibilities (excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 14 days of receipt of written notice thereof from the Executive), (ii) a reduction by the Company in the Executive’s annual base salary without the Executive’s consent, (iii) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by him under any of the Company’s retirement, life insurance, medical, dental, accident or disability plans in which he is participating as of the date of this Agreement (or, in the event of the Executive’s resignation at any time following the occurrence of a Change in Control, as of the time immediately preceding such Change in Control), or the taking of any action by the Company which would directly or indirectly materially reduce such benefits, taken as a whole or (iv) a breach by the Company of any of the material terms of this Agreement (excluding any breach that is remedied by the Company within 14 days of receipt of written notice thereof from the Executive).
          “Notice of Termination” shall have the meaning given to it in §2(a) below.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
          “Severance Period” means the period for which the Company is required to make payments under §2(d) below.
          “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.
          “Termination Date” shall have the meaning given to it in §2(a) below.
          “Trade Secrets” means information of the Company or any of its Subsidiaries or Affiliates including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          (b) Interpretation. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.
     2. Employment.
          (a) Duration. The Company agrees to employ the Executive and the Executive accepts such employment for the period beginning on the date hereof and ending on the third anniversary of the date hereof, unless sooner terminated as hereinafter set forth; provided, however, that the term of this Agreement automatically shall be renewed for one additional year effective as of each anniversary of the date hereof beginning with the third anniversary, unless either the Company or the Executive provides written notice to the other that the term of this Agreement shall terminate on the upcoming anniversary of the date hereof, provided such notice is received by the receiving party not less than ninety (90) days prior to the intended date of termination and provided further that the Company shall not be entitled to deliver to the Executive such notice within sixty (60) days prior to a Change in Control. If this Agreement is terminated prior to the third anniversary of the date hereof (or any automatic renewal period), the Executive’s employment shall end on (i) the date specified in a Notice of Termination given by the Executive in connection with his resignation (which, (A) in the case of resignation for Good Reason shall be not less than 30 days from the date such Notice of Termination is given and (B) in the case of resignation for any other reason, shall not be less than 90 days from the date such Notice of Termination is given), (iii) the date on which the Executive’s employment is terminated for Cause, (iv) the date specified in a Notice of Termination given by the Company at any time stating that the Board has determined that the Executive shall be terminated without Cause (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as “termination without Cause”), (v) the date of the Executive’s death, or (vi) the date specified in a Notice of Termination given by the Company in connection with a termination of the Executive’s employment by reason of his Disability; For purposes of this Agreement, the term “Employment Period” shall mean such period of employment and the term “Termination Date” shall mean the date on which the Executive’s employment with the Company is terminated for any reason. Subject to the last sentence contained in the definition of “Cause,” above, any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with §8 below, which notice shall indicate the specific termination provision in this §2(a) relied upon (and, in the case of the Executive’s resignation for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason) (a “Notice of Termination”).
          (b) Salary and Benefits. During the Employment Period, in consideration for the Executive agreeing to devote his full business time and attention to the affairs of the Company, the Company will pay the Executive a base salary at the rate of $350,000 per annum or at such higher rate as the Board designates in its sole discretion from time to time (“Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. In addition to the Base Salary payable to Executive pursuant to this §2(b), the Executive will be entitled to the following benefits during the Employment Period:
          (i) the Executive will be entitled to participate in all medical and hospitalization, group life insurance, and any and all other fringe benefit plans as are from time to time provided by the Company to its executives;
          (ii) the Executive will be entitled to a maximum of four weeks paid vacation each year (paid an Executive’s base salary), accrued up to a maximum cap of 320 hours, after which Executive shall not accrue any additional vacation until Executive takes vacation; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Chairman of the Board, adversely affect the business of the Company and its Subsidiaries; and
          (iii) the Executive will be entitled to reimbursement for reasonable business expenses (excluding commuting expenses) incurred by the Executive (subject to submission of appropriate substantiation by the Executive).
The Executive’s accrual of or participation in plans providing for benefits will cease on the Termination Date, and the Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans or as required by law; provided, however, that the Executive will receive, in addition to his severance pay pursuant to §2(d) below, the amount of any accrued benefits in respect of vacation, holiday, sick leave, or other leave unused as of the Termination Date.

          (c) Services. During the Employment Period, the Executive will serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of such office, subject to the power of the Chairman of the Board to reasonably expand or reasonably limit such duties, responsibilities and authority and to override actions of the Executive. The Executive shall serve on the Board for so long as the Executive is President and Chief Executive Officer of the Company. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its Subsidiaries, and shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its Subsidiaries. The Executive shall use his best efforts to comply with all material applicable laws, rules and regulations relating to the conduct and operation of the business of the Company and its Subsidiaries and will comply with all material policies and procedures adopted by the Board, as in effect from time to time, to govern the operations of the Company and its Subsidiaries.
          (d) Severance Pay.
          (i) In the event that the Executive’s employment is terminated (A) by the Company without Cause at any time other than in connection with a Change in Control as described in §2(d)(ii), or (B) by the Executive for Good Reason at any time other than in connection with a Change in Control as described in §2(d)(ii), the Company shall pay to the Executive, as severance pay, all amounts due to the Executive as Base Salary pursuant to §2(b) above for the period beginning on the Termination Date and ending 18 months thereafter, in installments on the payment dates on which such Base Salary would have been paid if the Employment Period had continued for such period and, as of the date of the last such payment, the Company will have no further obligation to the Executive.
          (ii) In the event that the Executive’s employment is terminated (A) by the Company without Cause within 60 days prior to, or within one year after, the occurrence of a Change in Control, or (B) by the Executive for Good Reason within 60 days prior to, or within one year after, the occurrence of a Change in Control, the Company shall pay to the Executive, as severance pay, all amounts due to the Executive as Base Salary pursuant to §2(b) above for the period beginning on the Termination Date and ending 18 months thereafter, in installments on the payment dates on which such Base Salary would have been paid if the Employment Period had continued for such period and, as of the date of the last such payment, the Company will have no further obligation to the Executive.
          (iii) In the event of a Change in Control as described in §2(d)(ii), if any Company stock options held by the Executive are assumed by the surviving entity in connection with such Change in Control, the vesting of any and all such assumed options held by the Executive shall be accelerated so that all unexpired options then held by the Executive shall be fully vested and exercisable immediately upon such termination.
          (iv) In no event shall termination of the Executive’s employment for any other reason (including upon or following the expiration of this Agreement on the third anniversary hereof or any extension date) entitle the Executive to severance pay or benefits from the Company or any of its Subsidiaries or Affiliates.
          (iv) The Executive’s right to receive, and the Company’s obligation to pay and provide, any of the payments and benefits provided for in this §2(d) shall be subject to (A) the Executive’s compliance with, and observance of, all of the Executive’s obligations under this Agreement that continue beyond the Termination Date and (B) the Executive’s execution, delivery and non-revocation of, and performance under, a release in favor of the Company and its Affiliates and Subsidiaries in the form attached hereto as Exhibit A (as such form may be modified by the Company so as to comply with all applicable laws as then in effect) within thirty (30) days of the Termination Date.
          (e) Incentive Compensation. During the Employment Period, the Executive shall be entitled to receive incentive compensation with respect to each fiscal year of the Company pursuant to the terms of the Company’s annual incentive compensation plan, as approved, in good faith, by the Board.
     3. Nondisclosure. During the Employment Period and during the periods described in the last sentence of this §3, the Executive (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will use commercially reasonable efforts to protect the Company Information from disclosure, and (c) except as required by the Executive’s duties in the course of his employment by the Company, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion. The provisions of this §3 shall survive the termination of the Executive’s employment with respect to Confidential Information, for so long as any such information remains confidential through no breach of these obligations by Executive or until it becomes known by the general public, and with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.
     4. Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Company Information), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and its Subsidiaries and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.
     5. Inventions and Patents. Subject to California Labor Code Section 2870, et seq., the Executive agrees that all inventions, innovations or improvements in the Company’s (or any of its Subsidiaries’) method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company, solely or jointly with others belong to the Company, provided that this section shall not apply to an invention that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Executive for the Company. Further, the Executive will promptly disclose such inventions, innovations or improvements (whether made solely by Executive or jointly with others during the term of his employment) to the Board and shall perform all actions reasonably requested by the Board to establish and confirm the Company’s ownership of said inventions, innovations or improvements, including, but not limited to the execution of assignments and/or patent applications.
     6. Other Businesses. During the Employment Period, the Executive shall not, except with the express consent of the Board (which may be withheld in the Board’s absolute discretion), become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company and its Subsidiaries and Affiliates nor shall the Executive serve on the board of directors of any other business, trade association, organization or entity (whether public or private) provided, however, that this sentence shall not prohibit the Executive from serving as a member of the board of directors of Innovar, Inc. (“Innovar”) (or any successor thereto), so long as the Executive’s activities as a director of Innovar (or any such successor) do not, in the reasonable judgment of the Board, adversely affect the business of the Company and its Subsidiaries.

     7. Non-Competition; Nonsolicitation and Noninterference.
          (a) Non-Competition. The Executive acknowledges that there is a worldwide market for the products of the Company and its Subsidiaries, that the Company and its Subsidiaries engage in one or more facets of their respective businesses throughout the world, and that the Company and its Subsidiaries compete with other Persons in the business of the Company and its Subsidiaries located in jurisdictions throughout the world, including, without limitation, the territorial United States. During the Employment Period and for a period of 12 months thereafter or the Severance Period, whichever is longer, the Executive agrees that he will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company and its Subsidiaries), whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in any business in which the Company or any of its Subsidiaries is then engaged, in the territorial United States; provided, however, that (i) the provisions of this §7(a) shall not apply in the event that the Employment Period is terminated by reason of the expiration of this Agreement on the third anniversary hereof or any extension date agreed to by the Executive and the Company, and (ii) nothing herein shall be deemed to prevent the Executive from acquiring through market purchases and owning, solely as an investment, less than one percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or 12(g) of the Securities Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as he is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission).
          (b) Nonsolicitation. During the Employment Period and for a period of 12 months thereafter or the Severance Period, whichever is longer, the Executive will not, directly or indirectly, (i) solicit for employment or employ or engage as an agent or independent contractor (or attempt to solicit for employment or employ or engage as an agent or independent contractor), for himself or on behalf of any Person (other than the Company or any of its Subsidiaries), any employee, agent or independent contractor of the Company or any of its Subsidiaries or any Person who was an employee, agent or independent contractor of the Company or any of its Subsidiaries at any time during the one-year period preceding the later of (A) the date of this Agreement and (B) the date of such solicitation, employment, engagement or attempted solicitation, employment or engagement, (ii) encourage any such employee to leave his or her employment with the Company or any of its Subsidiaries or (iii) encourage any such agent or independent contractor to terminate his, her or its engagement with the Company or any of its Subsidiaries.
          (c) Noninterference. During the Employment Period and for a period of 12 months thereafter or the Severance Period, whichever is longer, the Executive will not induce or attempt to induce any customer, licensee, licensor or other business relation of the Company or any of its Subsidiaries or Affiliates to cease doing business with them, or in any way interfere with the relationship between such customer, licensee, licensor or other business relation of the Company or any of its Subsidiaries or Affiliates.
          (d) Reasonableness. The Executive acknowledges and agrees that the covenants provided for in this §7 are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of the Company and its Subsidiaries, which include their respective interests in protecting their (i) valuable confidential business information, (ii) substantial relationships with customers throughout such geographical area and (iii) customer goodwill associated with their ongoing business. To the extent that any of the covenants provided for in this §7 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. Further, to the extent a court issues an injunctive relief under this Section 9 of the Agreement, the covenant shall be extended by the period of time from the date of the violation of the covenants herein until the issuance of the injunctive relief.
          8. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
          If to the Executive:
Kenton K. Alder
3080 North 1400 East
North Logan, UT 84341
Fax: (435) 752-2260
          If to the Company:
TTM Technologies, Inc.
2630 South Harbor Boulevard
Santa Ana, CA 92704
Attention: Chief Financial Officer
Tel: (714) 327-3000
Fax: (714) 241-1668
          With copies to:
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Michael L. Kaplan, Esq.
Tel: (602) 445-8000
Fax: (602) 445-8100
email: kaplanm@gtlaw.com
Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     10. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     11. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.
     12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.
     13. Damages. Nothing contained herein shall be construed to prevent either party hereto from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs, fees (including reasonable attorneys’ fees) and expenses of the other party.
     14. Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of §§3, 4, 5, 6 and 7 of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Executive agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of §§3, 4, 5, 6 and 7 of this Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies that may be available to it.
     15. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. By execution and delivery of this Agreement, each party irrevocably submits to the personal and non-exclusive jurisdiction of any federal or state court of competent jurisdiction located in the City of Santa Ana, Orange County, State of California, for himself or itself to enforce this Agreement. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Notwithstanding the foregoing, the request by the Company for preliminary or permanent injunctive relief, whether prohibitive or mandatory, may be adjudicated in any jurisdiction where the Executive is subject to personal jurisdiction and where venue is proper.
     16. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.
     17. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto.
     18. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.
     19. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     20. Survival. Sections 3, 4 and 5, 7 through 19 (inclusive), this §20 and §21 shall survive and continue in full force and in accordance with their terms notwithstanding any termination of the Employment Period.
     21. Dispute Resolution. If the parties should have a material dispute arising out of or relating to this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (a) either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this §21, (b) during the 30 day period following the delivery of the notice described in clause (a) above, appropriate representatives of the various parties will meet and seek to resolve the disputed issue through negotiation, (c) if representatives of the parties are unable to resolve the disputed issue through negotiation, then within 10 days after the period described in clause (b) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Santa Ana, California in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of California, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (x) discovery shall be allowed and governed by the California Code of Civil Procedure and (y) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three members, one of whom shall be appointed by the Executive, one of whom shall be appointed by the Company and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either party shall fail to appoint an arbitrator within 10 days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than 30 days. Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts permitted under §15 above.
SIGNATURES APPEAR ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year above written.

TTM TECHNOLOGIES, INC.

By:	/s/	Robert E. Klatell

Robert E. Klatell
Chairman of the Board

/s/ Kenton K. Alder

KENTON K. ALDER